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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands except ratios)

                                                                                Three Months Ending
                                                                                    31-March-02
                                                                                -------------------
Earnings available for fixed charges:
     Earnings (loss) before income taxes (1)                                         $(11,653)
     Less: Equity earnings of minority-owned companies                                   (873)
     Add: Dividends received from investees under the equity method                        84
     Add: Minority interest expense in majority-owned subsidiaries                        179
     Add: Fixed charges before capitalized interest                                    20,256
     Add: Amortization of capitalized interest                                          1,880
                                                                                     --------
          Total earnings available for fixed charges                                 $  9,873
                                                                                     ========
Fixed charges:
     Interest expense                                                                $ 15,453
     Interest portion of rental expense                                                 4,638
     Amortization of discount related to indebtedness                                     165
                                                                                     --------
     Total fixed charges before capitalized interest                                   20,256
     Capitalized interest                                                               1,500
                                                                                     --------
          Total fixed charges                                                          21,756
                                                                                     ========
Ratio of earnings to fixed charges (2)                                                   0.45
                                                                                     ========

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(1)  Includes restructuring and impairment charges of $27 million ($17 million after-tax, or $0.14 per diluted share).

(2) The ratio of earnings to fixed charges is deficient by $11,883 as a result of the restructuring and impairment charges disclosed above.